Exhibit 99.2

Philip Morris International Inc.
2017 Third-Quarter Results Conference Call
October 19, 2017

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2017 third-quarter results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

During our call today, please note the following unless otherwise stated. First, we will be talking about results for the third quarter of 2017 and comparing them to the same period in 2016. Second, all references to total industry, PMI volume and PMI market share performance reflect cigarettes and PMI's heated tobacco units for those markets that have commercial sales of IQOS.

A glossary of terms, adjustments and other calculations, as well as reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Reduced-risk products, or “RRPs,” is the term we use to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

We are pleased by our third quarter performance, notably reflecting:

•	Very strong currency-neutral financial results, including growth in adjusted diluted EPS of 11.2%;

•	Sequential improvement in our total shipment volume performance, supported by both cigarettes and heated tobacco units;

•	Higher total international market share, excluding China and the U.S.; and

•	Continued positive momentum for IQOS in all geographies, particularly Japan and Korea.

However, industry-wide dynamics in Saudi Arabia and Russia that we had flagged previously are putting pressure on our results and moderating our growth outlook for the year.

In Saudi Arabia, the significant excise tax increase in June -- which resulted in the doubling of retail prices -- is currently driving higher-than-anticipated declines in cigarette industry volume, especially in the highly profitable premium segment, where Marlboro is the leading brand.

In Russia, cigarette industry volume is also softer than expected, while net pricing in the market remains constrained by the competitive environment.

(SLIDE 5.)

We are therefore revising our 2017 reported diluted EPS guidance to a range of $4.75 to $4.80, at prevailing exchange rates. Our guidance also now includes approximately 17 cents of unfavorable currency, compared to 14 cents previously, due principally to the Egyptian Pound.

Excluding currency and the favorable four-cent tax item recorded in the first quarter, our guidance represents a growth rate of approximately 9% to 10% compared to our adjusted diluted EPS of $4.48 in 2016.

(SLIDE 6.)

Our full year outlook continues to reflect a total shipment volume decline of around 3%, at the low end of the 3% to 4% decline range that we expected earlier this year, as well as currency-neutral net revenue growth of over 7%.

We do, however, anticipate a moderate decline in our full-year adjusted OCI margin, excluding currency. This primarily reflects the impact of the industry dynamics in Saudi Arabia and Russia, coupled with higher investments supporting the commercialization of IQOS, consistent with our aspiration for a smoke-free future.

Additionally, for the fourth quarter we estimate a positive currency variance on our reported diluted EPS, at prevailing exchange rates. This is due to a favorable comparison related to the Egyptian Pound, which had an adverse transactional currency impact on our results in the fourth quarter of 2016 due to its significant devaluation versus the U.S. Dollar.

(SLIDE 7.)

Let me now take you through our third-quarter results in greater detail, beginning with our total shipment volume, which declined by 0.5%, or 1.3% excluding inventory movements.

The sequential improvement in our total volume decline notably reflected heated tobacco volume growth, driven by Japan and Korea, as well as cigarette volume growth in Indonesia and Pakistan, coupled with a deceleration in the cigarette volume decline in the Philippines, one of our largest cigarette shipment volume markets.

We expect total volume growth in the fourth quarter, driven by heated tobacco units, and despite the anticipated cigarette volume drag from: Saudi Arabia, where industry volume declined by over 30% in the third quarter and should remain weak into 2018; and other Gulf Cooperation Council markets, which are expected to implement a tax structure similar to that of Saudi Arabia.

(SLIDE 8.)

We recorded very strong currency-neutral financial results in the quarter, building upon our sequential quarterly momentum in the first half of this year.

Net revenues increased by 9.0%, driven by higher heated tobacco unit and IQOS device sales, notably in Japan, as well as favorable pricing for our combustible tobacco portfolio.

Adjusted OCI increased by 6.8%, primarily reflecting the impact of higher net revenues, partly offset by increased investments supporting the commercialization of IQOS, particularly in the EU Region.

Adjusted diluted EPS increased by 11.2%, supporting year-to-date September growth of 7.1%.

Please note that our third-quarter financial results on a reported basis were impacted by the Egyptian Pound, which depreciated by approximately 50% versus the U.S. Dollar since the third quarter of 2016 -- based on average quarterly rates -- and contributed approximately eight cents of the total 12-cent negative currency impact on our EPS.

(SLIDE 9.)

Thanks to the exceptional performance of IQOS, our third-quarter net revenues for RRPs reached $947 million and accounted for nearly 13% of our total net revenues.

Please keep in mind that a portion of these net revenues are from IQOS devices, which yield a negative margin due to introductory discounts offered in the initial commercialization phase to accelerate adult smoker switching.

While we remain in the early stages of our transformation to a smoke-free future, the size of our RRP net revenues confirms the exciting progress that we are already making on this journey.

(SLIDE 10.)

Our pricing variance of $309 million in the quarter reflects positive contributions from all four Regions, and was driven by Asia and Latin America & Canada, in particular.

Our September year-to-date pricing variance of $1.1 billion came despite essentially no net pricing in Russia.

(SLIDE 11.)

Turning to market share, we recorded a second straight quarter of strong sequential growth in our total international share, excluding China and the U.S., driven by both our cigarette and heated tobacco brands.

Our international market share was also up slightly versus the third quarter of 2016.

(SLIDE 12.)

I will now discuss a few of our key geographies, beginning with the EU Region.

Total industry volume in the third quarter declined by 4.5%, in part due to estimated 2016 trade inventory movements related to the Tobacco Products Directive, mainly in Italy, France and the U.K. September year-to-date industry volume declined by 2.7%, consistent with our full-year decline forecast of 2% to 3%.

Our Regional market share, including cigarettes and heated tobacco units, was essentially flat in the quarter. Share in Germany and Spain remained under some pressure, largely due to Marlboro's move above round price points, which I have discussed in prior quarters. However, France and Poland recorded strong market share gains, driven by Marlboro and Chesterfield, respectively. Share in Italy increased slightly, driven by the strong growth of HEETS. We have now grown our share sequentially in Italy for three consecutive quarters.

Regional adjusted OCI in the quarter declined by 7.6%, excluding currency, primarily reflecting higher investments behind the commercialization of IQOS. We expect a return to currency-neutral adjusted OCI growth in the fourth quarter, driven by higher heated tobacco unit volume and a favorable cigarette industry volume comparison.

(SLIDE 13.)

Moving to Russia, total industry volume declined by 7.9% in the quarter, due largely to the impact of further excise-tax driven price increases, as well as recent growth in illicit trade. For the full-year, we now anticipate a decline of around 7%, compared to a range of 5% to 6% previously, mainly reflecting the growth in illicit trade and lower expected trade inventory movements at year end due to a shift in the planned 2018 excise tax increase from January to July.

Our August quarter-to-date cigarette share increased by 40 basis points versus the same period last year. The growth was driven notably by Philip Morris, largely reflecting the successful portfolio consolidation of low-price local brands, as well as adult smoker downtrading in the market. Our quarter-to-date share also increased sequentially, growing by ten basis points versus the second quarter.

As noted earlier, net price realization in Russia is a challenge this year due to the ongoing competitive environment.

(SLIDE 14.)

In the Philippines, our profit growth continued in the third quarter, driven primarily by higher pricing.

Importantly, price increases at the bottom of the market, albeit delayed, have further narrowed the price gaps of lower-priced brands to Marlboro and Fortune. Marlboro, in particular, has benefited from the narrowing price gaps, which contributed to a share increase of 3.5 points for the brand in the quarter.

While our total cigarette share declined by 2.4 points, it was up by 1.6 points versus the second quarter, reflecting share gains for both Marlboro and Fortune.

(SLIDE 15.)

In Indonesia, cigarette industry volume in the third quarter grew by 6.5%, primarily reflecting a favorable comparison related to inventory movements mainly associated with the timing of Ramadan. Excluding these movements, industry volume was stable. For the full year, we continue to anticipate a cigarette industry decline of around 3%, due mainly to the soft economic environment and related pressure on consumer spending.

Our cigarette market share declined by 60 basis points in the quarter, due primarily to Sampoerna U and Sampoerna A, mainly reflecting the impact of price increases, partly offset by the strong performance of Dji Sam Soe Magnum Mild. Share for Marlboro increased by 20 basis points, driven by the continued growth of our machine-made kretek Marlboro Filter Black offer, up by 1.7 points following distribution expansion, partly offset by the decline of Marlboro in the "whites" segment, mainly due to its price increase above the round price point of 20,000 Rupiah per pack.

(SLIDE 16.)

In Japan, the spectacular performance of IQOS continues to drive our results.

Our total market share increased by 5.3 points to 33.2% in the third quarter, with HeatSticks up by 8.4 points to 11.9%. HeatSticks is currently our largest brand in Japan and the second-largest brand industry-wide.

September year-to-date total industry volume decreased by 4.1%, excluding inventory movements, consistent with the secular decline range for cigarettes prior to the introduction of IQOS.

(SLIDE 17.)

Our retail offtake shares in Japan further highlight the success of IQOS, irrespective of geography and the presence of competitive smoke-free products. HeatSticks closed the quarter with a weekly offtake share of 14.6% nationally, up by 1.9 points versus the last week of the second quarter, with share gains across all areas.

(SLIDE 18.)

Importantly, we are beginning to fully supply the Japanese market with HeatSticks and build normal inventory levels commensurate with the growth in demand -- a process that we expect to continue in the fourth quarter.

As part of this effort, we began the process of shifting our HeatSticks shipments to Japan from air freight to sea freight during the third quarter.

However, we effectively remain supply-constrained in the market due to IQOS device capacity. This limitation should gradually ease over the coming months, in part due to the increasing contribution of devices from our second supplier. We expect to be able to fully supply the market with devices in early 2018, based on our current demand forecasts.

The current constraint on devices also reflects a growing number of consumers who choose to own multiple devices or who upgrade to the latest device model sooner than we had initially assumed.

(SLIDE 19.)

Turning to Korea, the exceptional early performance of IQOS continues. National market share for HEETS reached 2.5% in the quarter, despite a relatively limited distribution focusing on Seoul and other major cities.

This success has been driven in large part by high IQOS awareness, which exceeded 50% among adult smokers nationally within just four months of launch.

In fact, before IQOS was even launched in Korea, its awareness had reached around 20%.

Another measure of the early success of IQOS in Korea is the high level of full or predominant conversion, which reached 83% in September. This is already above the 70% to 80% range generally observed in our more established IQOS launch markets.

(SLIDE 20.)

Looking now at some of our IQOS launch markets in the EU Region, we're approaching -- and even exceeding, in the case of Greece -- a national market share of 1%, with solid growth compared to the third quarter of 2016. As our weighted distribution in these markets still only ranges from around 35% to 75%, this clearly implies higher shares within the areas where we are focusing our marketing and distribution efforts.

Additionally, in all five markets presented on this slide, we increased our sequential market share compared to the second quarter.

(SLIDE 21.)

In EU, EEMA and Latin America & Canada Region launch markets where our focus remains more targeted, such as those presented on this slide, we are also pleased with our overall progress. With the exception of Spain, where IQOS was only launched in the fourth quarter of 2016, we grew our focus area offtake share by at least 50 basis points in each market over the past year, and also increased our share sequentially compared to the second quarter.

It is important to note that the positive momentum for IQOS outside Asia has been achieved despite the more challenging environment for building IQOS awareness and product comprehension among adult smokers, which is due largely to the stricter limitations on consumer communication. Furthermore, adult smokers outside Asia who purchase IQOS generally have similar high levels of product conversion.

(SLIDE 22.)

Turning now to shareholder returns, in September our Board approved an increase in our quarterly dividend to an annualized rate of $4.28 per share. This marked the tenth consecutive year in which PMI has increased its dividend, representing a total increase of 132.6%, or a compound annual growth rate of 9.8%, since PMI became a public company in 2008.

(SLIDE 23.)

Before concluding, let me share a few comments on the management changes and new geographic segmentation, announced on September 28th, which are intended to drive the company's transformation towards a smoke-free future while maintaining its financial performance.

These changes should enable faster decision-making and a greater focus on both parts of our business.

Effective January 1, 2018, PMI will operate in six geographic Regions, up from the current four, as follows:

•	European Union Region

•	Eastern Europe Region

•	Middle East & Africa Region and PMI Duty Free

•	East Asia & Australia Region

•	South & Southeast Asia Region, and

•	Latin America & Canada Region

A detailed split of the markets by Region is included in the glossary of this presentation.

We will begin reporting results based on the new regional structure as of the first quarter of 2018, and plan to provide three years of historical data reflecting the new structure no later than our first-quarter earnings release in April.

(SLIDE 24.)

To conclude, we recorded very strong currency-neutral financial results in the quarter, supported by a sequential improvement in our total shipment volume performance.

The strong momentum for IQOS continues. To date we have launched IQOS in key cities in 31 markets and more than 3.7 million adult consumers have already stopped smoking and switched to IQOS.

Our revised 2017 EPS guidance reflects a growth rate of approximately 9% to 10%, excluding currency and the favorable tax item, compared to adjusted diluted EPS of $4.48 in 2016. This strong full-year outlook reflects currency-neutral net revenue growth above 7%.

Finally, we remain focused on generously rewarding our shareholders with our robust cash flow. For the year, we continue to target operating cash flow of approximately $8.5 billion and capital expenditures of $1.6 billion.

(SLIDE 25.)

Thank you. I am now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team.

Thank you again and have a nice day.